Exhibit 99.1

ENVIROKARE TECH, INC. ANNOUNCES ITS INTENTION TO VOLUNTARILY TERMINATE ITS REGISTRATION AS A PUBLIC COMPANY WITH ITS COMMON STOCK NO LONGER TO BE QUOTED ON THE OTC BULLETIN BOARD

DEREGISTRATION OF COMMON STOCK New York, New York – February 24, 2009 - ENVIROKARE TECH, INC. (OTCBB: ENVK, the "Company", or "Envirokare") today announced that on February25, 2009, it intends to file a Form 15 with the Securities and Exchange Commission ("SEC") to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended (the "Act").  The Company anticipates the termination of registration will become effective 90 days following the filing of the Form 15 with the SEC.  However, the Company's obligation to file certain periodic reports and forms with the SEC will immediately be suspended upon filing of the Form 15.  The Company is submitting written notice of its Form 15 filing to the Financial Industry Regulatory Authority ("FINRA") Compliance Unit, which oversees companies whose shares are quoted on the Over the Counter Bulletin Board ("OTCBB").

Since under the OTCBB eligibility rule to have its common stock quoted on the OTCBB the Company common stock must be registered under the Act with the Company required to file with the SEC certain periodic reports and forms, the Form 15 filing by the Company will no longer  permit its common stock to be quoted on the OTCBB.  While the Company common stock may be quoted over-the-counter on the Pink Sheets LLC, there can be no assurance that trading in its common stock will continue on the Pink Sheets or otherwise.

In deciding to deregister its common stock under the Act, the Board of Directors concluded (1) that: the Company is currently deriving minimal benefits from having its shares quoted on the OTCBB due to low trading volume, depressed market price and continuing accounting, compliance and other costs associated with being a reporting company and (2) that having to be and remain a reporting company and having to prepare and file SEC reports and other forms requires the expenditure of a disproportionate amount of financial resources and management effort that would be better spent implementing the Company’s goals and strategies.

Envirokare, through its joint venture interest in LRM Industries LLC™, is developing state-of-the-art TPF ThermoPlastic Flowforming™ technology, which produces proprietary long-fiber reinforced and nonreinforced thermoplastic products.  TPF ThermoPlastic Flowforming™ is an emerging process technology for the low pressure, fully automated molding of long-fiber-reinforced ("LFRT") and nonreinforced thermoplastic large structural parts providing enhanced mechanical properties through, with respect to LFRT parts, the randomization and preservation of fiber length in molded parts.  LFRT and nonreinforced molded products represent two of the fastest growing segments of the worldwide molded plastics market, with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments.  The worldwide market for LFRT and nonreinforced products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future.  The enhanced mechanical properties of TPF ThermoPlastic Flowforming™  molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make TPF ThermoPlastic Flowforming™  patented technology a strong contender for this multi-billion pound opportunity.

Envirokare welcomes inquiries regarding their products and programs.  Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").  In particular, when used in the preceding discussion, the words "intends to," "anticipates," "will become," "may be" and similar expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act.